Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2023 relating to the financial statements of ACI Worldwide, Inc. and the effectiveness of ACI Worldwide, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ACI Worldwide, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

June 1, 2023